[tousa logo]	Company Contacts:
	David Keller	Hunter Blankenbaker
	Chief Financial Officer	Director of Corporate Communications
	Telephone: 800-542-4008	Telephone: 954-965-6606
	Email:investor@tousa.com	Email: hblankenbaker@tousa.com

Technical Olympic USA, Inc. Declares Cash Dividend

HOLLYWOOD, Fla., May 24, 2004 — Technical Olympic USA, Inc. (NASDAQ: TOUS) (the “Company”), announced today that its Board of Directors has declared a cash dividend of $.015 per share on the Company’s outstanding common stock, payable on June 15, 2004 to shareholders of record at the close of business on June 4, 2004.

“We are pleased to announce our first cash dividend since the merger of the Engle and Newmark businesses in June 2002. We are proud of the progress that we’ve made in our transition from a group of regional and local builders into a large national homebuilder, and this dividend demonstrates the confidence that the Board of Directors has in the Company’s business and prospects for the future,” said Antonio B. Mon, President and Chief Executive Officer of Technical Olympic USA.

Future declarations of cash dividends by the Board of Directors will be at their discretion and will depend upon future operating results and capital needs.

The Company also announced that, due to the Memorial Day holiday, the distribution date for the Company’s previously announced three for two stock split payable to shareholders of record at the close of business on May 14, 2004, will be June 1, 2004 rather than May 31, 2004.

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 14 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc.

This press release may contain forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on February 10, 2004.